Exhibit 10.3

Energy and Industrial Advisory Partners (EIAP) 1210 W Clay, Suite 3, Houston, TX 77019 August 03, 2021 Reference: 00518

DarkPulse Inc.

New York

USA

1345 Ave of the Americas,

2nd Floor, New York, NY 10105

For the Attention of: Dennis O’Leary

Dear Dennis,

PROPOSED M&A SUPPORT – PROJECT MOORE

Energy & Industrial Advisory Partners, LLC (“EIAP”) is pleased to provide this letter (“Engagement Letter”) to DarkPulse Inc. and any of its affiliates and/or shareholders (the “Client”) which sets out the proposed terms under which EIAP will act under an assignment (“Assignment”), as an advisor to the Client in the proposed transaction for agreed target company (“Company”) or any of its subsidiaries and/or the whole or any part of its or their business or assets (the “Transaction”). Set forth in this Engagement Letter is an outline of the scope of EIAP’s activities, compensation and other related matters.

Scope of Work

EIAP will assist DarkPulse and its nominated advisors in relation to the proposed transaction. EIAP’s work will include, where appropriate, the following:

•	Due Diligence

o	Financial Due Diligence

▪	Quality of Earnings – If necessary, assist DarkPulse in the engagement of a QofE provider in the UK.
▪	Accounting
•	Diligence accounting structures/systems. Understand/forecast costs and process.
▪	CAPEX assessment
•	Potential underinvestment
•	Ongoing CAPEX needs
▪	Working Capital Assessment

o	Legal Due Diligence (EIAP to provide introductions to various lawyers in the UK to be retained) and assist in project management.
▪	Deal related

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•	Contracts
•	Ownership, legal documentation, titles, HR, IP, Insurance, other liabilities check, company legal structure.
•	Needed reps and warranties (is reps and warranties insurance needed?).
•	Sale Agreement.
o	Operational Due Diligence

▪	Commercial impact of legacy and new contracts in conjunction with legal advisors
▪	Assess synergies (both cost and revenue) with DarkPulse.
▪	Understand potential for DarkPulse to utilize existing Company sales channel’s to accelerate deployment of the company’s sensing technology, drones, and other IP.
▪	What are the near-term drivers of immediate value creation?
•	Technology
•	Operational improvements.
▪	Opportunities for systems improvements.
▪	Forecasting.
▪	Sales / Route to Market
•	CRM
•	Sales structure, resources etc.
•	Other potential sales opportunities / initiatives
▪	Insurance

•	Advising the Client and agreeing a general strategy for the acquisition process.
•	Assisting the Client in accessing and evaluation of the contents of the data room; coordination of the question and answer process; and, responses to further due diligence requests.
•	Assisting the Client in instructing and evaluating any reciprocal due diligence it may require to undertake as a consequence of any proposed amendment by the seller of the transaction structure.
•	Project managing the transaction through to completion.

Project Team

EIAP will assign a team led by Sean Shafer and Cameron Lynch, Managing Partners, to carry out the Assignment. The team will draw as necessary on support from other partners and executives in our New York and Houston offices.

Compensation

1.	Retainer

EIAP will receive a monthly Retainer of US$10,000 (ten thousand US dollars) per month payable upon receipt of invoice. This is exclusive of any applicable sales tax. In the event of a successful completion as a result of EIAPs involvement, EIAP agrees to deduct the total retainer fee from the Contingent Fee.

2.	Consulting Bonus

EIAP will receive a Consulting Bonus Fee of US$350,000 (three hundred and fifty thousand US dollars), payable upon completion of a transaction for the business.

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3.	Expenses

Out of pocket expenses, reasonably incurred by EIAP in relation to the Assignment will be billed and reimbursed periodically by the Client throughout the Assignment. EIAP will seek prior written agreement from the Client prior to incurring any out of pocket expenses.

Should EIAP’s work scope be materially extended during the course of this Assignment EIAP and the Client, acting reasonably, will agree as soon as practical, variations to this Engagement Letter and an adjustment to the Fees appropriate for the additional work scope agreed.

Terms and Exclusivity

The Assignment may be terminated, with or without cause, by DarkPulse or EIAP upon ten days’ written prior notice thereof to the other party, but any such termination shall not affect any terms or conditions applying to the Assignment having, intended to have, or capable of giving, effect post termination including, without limitations, DarkPulse’s obligation, i) to pay any expenses incurred prior to the date of termination and any Consulting Bonus (under the following paragraphs), and ii) to indemnify EIAP and certain related persons and entities as provided for in the Appendix to this letter (“Appendix”).

If (a) during the term of the Assignment, or (b) within two years following the date of the Assignment’s termination by DarkPulse (provided that such two year period shall be extended by the same period of time that DarkPulse takes to settle in full all fees, expenses and/or outlays due or to become due to EIAP as at the date of the Assignment’s termination), the Transaction, or one involving the Client, the Company or any of its subsidiaries or its or their respective businesses or assets, wholly or in part, substantially similar to the Transaction, is agreed or is negotiated by or on behalf of the Client or any related entity and is ultimately concluded (whether or not within such two year period), then DarkPulse shall pay the Consulting Bonus at the completion of such Transaction to the extent provided herein.

No advice rendered by EIAP, whether formal or informal, nor any documents or reports produced by EIAP, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without EIAP’s prior written consent. The copyright in the content, layout and typographical arrangement of all such documents or reports belongs to EIAP or relevant third party providers to EIAP, as the case may be and there is no transfer of title or ownership of same to the Client. In addition, EIAP may not be otherwise referred to without EIAP’s prior written consent. If requested by EIAP, the Client shall include a mutually acceptable reference to EIAP in any press release or other public announcement made by the Client regarding the matters described in this Engagement Letter. It is understood that EIAP will seek to prepare tombstones and similar marketing materials post-closing which acknowledge EIAP’s role in the Transaction.

Assignment Terms

This Assignment will be subject to the additional engagement terms set out in the Appendix to this Engagement Letter. The Appendix should be taken to form a component part of this Engagement Letter.

Commitment

We hope that you will find this proposal acceptable and look forward to working with you on the Transaction. If you wish to proceed on these terms, please accept by countersigning and returning the enclosed duplicate copy of this letter.

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Yours faithfully,

Sean Shafer and Cameron Lynch

Managing Partners

Energy & Industrial Advisory Partners, LLC

We hereby accept the foregoing terms and confirm that you are authorized on behalf of the Company and its shareholders to proceed with the Assignment in accordance with those terms.

/s/ Denis O’Leary	8-3-2021
Name: dennis oleary	Date

Position: chairman, CEO, CFO

Duly authorized signatory for and on behalf of DarkPulse Inc. and its shareholders

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ENERGY AND INDUSTRIAL ADVISORY PARTNERS LLC

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are agreed to in connection with your (“Client’s”) engagement of Energy and Industrial Advisory Partners LLC (“EIAP”) to provide to Client research and analysis services (the “Services”), as detailed below. This agreement (the “Agreement”) is comprised of three documents, namely 1) these Terms and Conditions; 2) the attached Scope of Work (“SoW”), and; 3) the attached compensation (“Compensation”).

The parties’ mutual execution of these Terms and Conditions shall constitute an acceptance of all provisions contained herein and in the attached SoW and Compensation. In the event that any provision contained in the SoW or Compensation conflicts with a provision of the Terms and Conditions, the SoW or Compensation shall control.

THEREFORE, the parties agree as follows:

1.      SERVICES

EIAP shall perform the Services, which shall substantially conform to those described in the SoW. EIAP shall deliver to the Client the deliverables in accordance with the terms of the SoW (the “Work Product”).

2.      PAYMENT

2.1 Compensation. As EIAP's sole compensation for the performance of the Services, the Client will pay EIAP in accordance with the terms set forth in the Engagement Letter.

2.2 Expenses. Client shall reimburse EIAP for all reasonable and customary out-of-pocket travel, lodging and related expenses incurred by EIAP’s performance of the Services. At Client’s request, EIAP will furnish Client with copies of receipts and other customary documentation for any expenses for which EIAP requests reimbursement.

2.3 Payment Terms. All fees and other amounts set forth in the Engagement Letter are stated in and are payable in U.S. dollars, and shall be payable according to the terms contained therein. In the event that Client, in good faith, disputes a payment, the parties will use their respective commercially reasonable efforts to promptly resolve the matter. Notwithstanding the foregoing, including the timing of delivery of any invoice or request for payment, Client shall pay in full any undisputed amounts no later than 30 days after the completion by EIAP of all services rendered pursuant to this Agreement.

3.      RELATIONSHIP OF THE PARTIES

3.1 Independent Contractor. EIAP is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between EIAP and Client. EIAP has no authority to bind Client by contract or otherwise. EIAP will perform Services under the general direction of Client, but EIAP will determine, in EIAP’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that EIAP will at all times comply with applicable law.

3.2 Taxes and Benefits. EIAP will report to all applicable government agencies as income all compensation received by EIAP pursuant to this Agreement. EIAP will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. EIAP will not be entitled to any benefits paid or made available by Client to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Client pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. EIAP will indemnify and hold Client harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Client to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by EIAP pursuant to this Agreement.

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3.3 Liability Insurance. EIAP acknowledges that Client will not carry any liability insurance on behalf of EIAP. EIAP will maintain in force adequate liability insurance to protect EIAP from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of EIAP.

5.    CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Client and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to EIAP or to which EIAP has access in connection with performing Services; (ii) the EIAP Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of EIAP; (b) was rightfully in EIAP's possession at the time of disclosure, without restriction as to use or disclosure; or (c) EIAP rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during EIAP’s engagement by Client as an independent contractor and after its termination, and to the fullest extent permitted by law, EIAP agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. EIAP further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information. Nothing in this Section 5 or otherwise in this Agreement shall limit or restrict in any way EIAP's immunity from liability for disclosing Client’s trade secrets as specifically permitted by 18 U.S. Code Section 1833.

6.    WARRANTIES

6.1 Performance Standard. EIAP represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.2 Non-infringement. EIAP represents and warrants that the EIAP Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the EIAP Work Product is created, developed or supplied by Client or by a third party on behalf of Client.

7.    INDEMNITY

1) EIAP will defend, indemnify and hold Client

harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:

(a)    any action by a third party against Client that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any EIAP Work Product), or Client’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and

(b)    any action by a third party against Client that is based on any act or omission of EIAP and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

(c)    any action by a third party against Client that is based on any act or omission of EIAP that is directly attributable to EIAP’s gross negligence or willful misconduct.

2) Client will indemnify and hold EIAP harmless, its employees, owners, agents and representatives for any loss, liability, damage, or expense, including costs of investigation, defense, and reasonable attorneys’ fees suffered by EIAP in connection with Client’s negligent or criminal use of the “Work Product,” or in connection with Client’s use of the Work Product that results in a material breach of these Terms and Conditions.

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8.  TERM & TERMINATION

8.1 Term. This Agreement will commence on the date of mutual execution of this Agreement (the “Effective Date”) and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as EIAP is performing Services pursuant to the Scope of Work or a subsequently executed scope of work

8.2 Termination for Breach. Either party may terminate this Agreement (including the SoW and Fee Supplement) if the other party breaches any material term of this Agreement and fails to cure such breach within fifteen (15) days following written notice thereof from the non-breaching party.

8.3 Termination for Convenience. Either party may terminate this Agreement for convenience upon thirty (30) days following written notice thereof from the non-breaching party. EIAP shall, in the event of Client’s termination for convenience, use reasonable efforts to mitigate the fees and expenses charged to Client during this thirty (30) day notice period.

8.4 Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) EIAP will promptly deliver to Client all EIAP Work Product, including all work in progress on any EIAP Work Product not previously delivered to Client, if any; (ii) EIAP will promptly deliver to Client all Confidential Information in IAP's possession or control; and (iii) Client will pay EIAP any accrued but unpaid fees due and payable to EIAP pursuant to Section 2.

9.  OWNERSHIP

1) Client acknowledges and agrees that EIAP shall have exclusive ownership of all Work Product, including (without limitation), documentation, reports, or other deliverables to written, magnetic, or other tangible form that are developed, discovered, conceived, or introduced by EIAP in the course of providing services under this Agreement. With respect to any Work Product that is delivered to Client during the performance of the Services, EIAP hereby grants Client a non-exclusive, fully paid, perpetual license to use the Work Product for its internal business purposes only. However, nothing in this Section 9 shall limit IAP's obligations under Section 5 (Confidential Information). Notwithstanding the foregoing, Client’s (or EIAP’s) transmittal of the Work Product to an interested third party shall be permitted, so long as the Client, EIAP, and the third party have executed the customary non-reliance agreement, also known as a “Non-Reliance Letter,” acceptable to the parties and made expressly in connection with the Work Product.

10.   LIMITATION OF LIABILITY AND DISCLAIMER

NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR BODILY INJURY OF A PERSON, EIAP AND ITS OFFICERS, AFFILIATES, REPRESENTATIVES, CONTRACTORS AND EMPLOYEES SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR TERMS AND CONDITIONS RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (A) FOR ANY INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES; OR (B) FOR ANY AMOUNTS THAT, TOGETHER WITH AMOUNTS ASSOCIATED WITH ALL OTHER CLAIMS, EXCEED THE AMOUNT PAID TO EIAP UNDER THIS AGREEMENT.

THE WORK PRODUCT DELIVERED TO CLIENT UNDER THIS AGREEMENT IS DONE SO PURSUANT TO THE SoW, AND IS DELIVERED “AS IS,” AND FOR INFORMATIONAL PURPOSES ONLY. IT SHOULD NOT BE CONSTRUED AS LEGAL, TAX, INVESTMENT, OR FINANCIAL ADVICE. EIAP IS NOT FIDUCIARY, NOR IS EIAP MADE A FIDUCIARY BY CLIENT’S RELIANCE ON, OR USE OF, THE WORK PRODUCT. CLIENT ALONE ASSUMES ALL RESPONSIBILITY OF EVALUATING THE MERITS OF THE WORK PRODUCT AND THE RISKS ASSOCIATED WITH THE USE OF THE WORK PRODUCT.

11.     NON-SOLICITATION

During Term and for a period of twelve (12) months after the expiration or termination of the Term, CLIENT shall not, and shall not authorize or permit any other person or entity to, directly or indirectly, knowingly solicit or attempt to solicit, hire or engage any person who is an employee of the EIAP without EIAP’s prior written consent.

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12.     GENERAL PROVISIONS

12.1 Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5, 7, 8.4, and 8.5 will survive the expiration or termination of this Agreement.

12.2 Assignment. EIAP may not assign or transfer this Agreement, in whole or in part, without Client’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

12.3 Modification. This Agreement (including the SoW and Fee Supplement) may only be modified by a writing executed by both parties.

12.4 Equitable Remedies. Because the Services are personal and unique and because EIAP will have access to Confidential Information of Client, Client will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Client may have for a breach of this Agreement at law or otherwise.

12.5 Attorney’s Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

12.6 Marketing. Nothing in this Agreement prevents or is meant to prevent EIAP or the Client from publicly disclosing, whether online, in print, or verbally, facts concerning the consulting relationship between EIAP and the Client, including but not limited to, name and location of the parties, duration of relationship between EIAP and the Client, and the types of services provided to Client by EIAP (and, where relevant, EIAP’s role in a transaction already publicly disclosed).

12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Southern District of New York and the parties irrevocably consent to the personal jurisdiction and venue therein.

12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

12.9 Force Majeure. If either Party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstance beyond its reasonable control, including but not limited to fire, flood, civil unrest, riot, war (declared and undeclared), pandemic, or major internet or electrical outages then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the Parties to resume performance under this Agreement.

AGREED TO BY:

Energy and Industrial Advisory Partners LLC (“EIAP”)

/s/ Cameron L:ynch

By: Cameron Lynch

Title: Managing Director

Date: 8/3/2021

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